Exhibit 99.2

Farmer Bros. Board Declares Dividend

TORRANCE, Calif., June 1, 2010 (BUSINESS WIRE) — Farmer Bros. Co. (NASDAQ: FARM) announced that on May 28, 2010 its Board of Directors declared a regular dividend of $0.115 per share, payable on Aug. 9, 2010 to stockholders of record on July 23, 2010.

About Farmer Bros. Co.

Farmer Bros. Co. is a leading national direct-store delivery business for coffee, tea and culinary products. It offers thousands of items under a broad portfolio of recognized brands, including roasted coffees, cappuccinos and cocoas; assorted hot and iced teas; spices and seasoning blends; salad dressings, sauces and soup bases. Its product lines and services are specifically focused on the needs of its customers: foodservice establishments including restaurants, hotels, casinos, and non-commercial foodservice providers, as well as retailers such as convenience stores, coffee houses, and general merchandisers. It also provides private-label coffee programs to retailers through Coffee Bean Intl., one of the nation’s leading specialty coffee roasters. Farmer Bros. has paid a dividend in every year since 1953, and its stock price has risen on a split-adjusted basis from $1.80 per share in 1980. For more information, go to: www.farmerbrosco.com.

Contact:

Abernathy MacGregor Group / Jim Lucas or Joe Hixson, 213-630-6550